Nanophase Technologies Corporation 8-K

Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

of

SERIES X PREFERRED STOCK

of

NANOPHASE TECHNOLOGIES CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

NANOPHASE TECHNOLOGIES CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company as required by Section 151 of the General Corporation Law at a meeting duly called and held on February 26, 2024.

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Company (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Company's Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series X Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series X Preferred Stock" (the "Series X Preferred Stock") and the number of shares constituting the Series X Preferred Stock shall initially be 15,000 with a “Preference Value” of $400.00 per share. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series X Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities or rights issued by the Company convertible into Series X Preferred.

Section 2. Dividends and Distributions. The Series X Preferred Stock shall not be entitled to any dividends or distributions except as contemplated by Section 4(c)(i).

Section 3. Voting Rights. The holders of shares of Series X Preferred Stock shall have no voting rights.

Section 4. Conversion.

(a)           Conversion by Holder. Subject to the terms hereof and restrictions and limitations contained herein, and provided that the Company has filed an Amendment to its Certificate of Incorporation increasing the authorized shares of Common Stock from 60,000,000 to 95,000,000 (the “Certificate Amendment”), each holder of Series X Preferred Stock (each a “Holder”) shall have the right, at such Holder's option, at any time and from time to time to convert each share of Series X Preferred Stock into one thousand (1,000) fully paid, validly issued and non-assessable shares of Common Stock of the Company (free of any liens, claims and encumbrances) at no additional cost to the respective Holder, by delivering to the Company a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”), which may be transmitted by facsimile or email (with the original mailed on the same day be certified or registered mail, postage prepaid and return receipt requested or via overnight courier), on the date of conversion (the “Conversion Date”). A Conversion Notice shall be deemed sent on the date of delivery if delivered before 5:00 p.m. Central Time on such date, or the day following such date if delivered after 5:00 p.m. Central Time. In the event that the Certificate Amendment has not been properly approved and filed on or before 5:00pm (Central Time) on August 1, 2024, each Holder shall thereafter have the right at any time to demand redemption (and the Company shall redeem within five (5) days of such demand) of all or part of its shares of Series X Preferred Stock at a price per share of $420.00 per share. To the extent the redemption price is not paid in full within five (5) days of such demand, any overdue amounts shall bear interest at a rate of 10% per annum.

(b)           Conversion Date Procedures. Upon conversion of Series X Preferred Stock pursuant to this Section 4, the Holder shall not be required to physically surrender any certificates evidencing Series X Preferred Stock. The Company will deliver to the Holder not later than three (3) Trading Days after the Conversion Date, a certificate or certificates which shall be free of restrictive legends and trading restrictions (assuming that the Company has filed a registration statement of the Common Stock issuable upon conversion (the “Registration Statement”), and such registration statement has been declared effective), representing the number of shares of Common Stock being acquired upon the conversion of the Series X Preferred Stock. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion the Series X Preferred Stock, provided the Company's transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder, the Company shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion of the Series X Preferred Stock to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) prime broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply). If in the case of any conversion hereunder, such certificate or certificates are not delivered to or as directed by the Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion.

(c)           Conversion Price Adjustments.

(i)            Stock Dividends and Splits. If the Company or any of its subsidiaries, at any time while any of the Series X Preferred Stock is outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, or (B) subdivide outstanding Common Stock into a larger number of shares, then in each such case the amount to which holders of shares of Series X Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Any adjustment made pursuant to this Section 4(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision.

(ii)           Rounding of Adjustments. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(iii)           Notice of Adjustments. Whenever any adjustment is made pursuant to Section 4(c)(i) above, the Company shall promptly deliver to each Holder, a notice setting forth the number of shares of Common Stock into which the Series X Preferred Stock is convertible after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that any failure to so provide such notice shall not affect the automatic adjustment hereunder.

(iv)          Change in Control Transactions. In case of any Change in Control Transaction (defined below), each Holder shall have the right thereafter to, at its option, require the Company or its successor to redeem its shares of Series X Preferred Stock, in whole or in part, at a redemption price equal to $420.00 per share being redeemed. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges. For purposes hereof, “Change in Control” means (A) the disposition by the Company of all or substantially all of its assets, whether in one transaction or in a series of related transactions, to an unaffiliated buyer for value, or (B) any sale by the Company of its stock or of instruments or securities convertible into or exchangeable for its stock, or any merger, consolidation, conversion or reorganization of the Company, in one transaction or in a series of related transactions pursuant to which the persons owning the right to receive distributions and dividends declared and paid on the Company’s stock (including any holders of instruments and securities convertible into or exchangeable for the Company’s stock which are entitled pursuant to their terms to participate in such distributions and dividends) immediately before such transaction or series of related transactions own less than half of the right to receive such distributions and dividends immediately after such transaction or series of related transactions.

(vi)          Notice of Certain Events. If:

A.          the Company shall declare a dividend (or any other distribution) on its Common Stock; or

B.           the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

C.           the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

D.          the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

E.           the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be mailed to each Holder at its last address as it shall appear upon the books of the Company, on or prior to the date notice to the Company's stockholders generally is given, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.

(d)           Reservation and Issuance of Underlying Securities. The Company covenants that it will at all times following the filing of the Certificate Amendment, reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Series X Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Series X Preferred Stock, not less than such number of shares of Common Stock as shall be issuable (taking into account the adjustments under this Section 4 but without regard to any ownership limitations contained herein) upon the conversion of the Series X Preferred Stock hereunder in Common Stock (including repayments in stock). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and, assuming that the Registration Statement has been filed and declared effective), freely tradeable.

(e)           No Fractions. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing price of a share of Common Stock at such time. If the Company elects not, or is unable, to make such cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(f)            Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the conversion of the Series X Preferred Stock shall be made without charge to the Holder thereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the Holder, The Conversion Notice shall include an appropriate assignment; and provided further, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any such transfer.

(g)           Notices Procedures. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by confirmed facsimile or email, or by a nationally recognized overnight courier service to the Company at the email, facsimile, telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed delivered (i) upon receipt, when delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Central Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Central Time) or (iii) upon receipt, when deposited with a nationally recognized overnight courier service.

Section 5. Reacquired Shares. Any shares of Series X Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Company's Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series X Preferred Stock unless, prior thereto, the holders of shares of Series X Preferred Stock shall have received an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to $400.00 per share of Series X Preferred Stock.

Section 7. No Redemption. The shares of Series X Preferred Stock shall not be redeemable except as provided for herein.

Section 8. Amendment. The Certificate of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series X Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series X Preferred Stock, voting together as a single class.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Company by its Chief Executive Officer this 4th day of March 2024.

NANOPHASE TECHNOLOGIES CORPORATION

By:	/s/ JESS JANKOWSKI
Name:	Jess Jankowski
Title:	Chief Executive Officer

EXHIBIT A

FORM OF CONVERSION NOTICE

The undersigned hereby elects to convert the number of shares of Series X Preferred Stock indicated below into shares of common stock (the “Common Stock”) of Nanophase Technologies Corporation, a Delaware corporation (the “Corporation”), in accordance with the terms and conditions of the Certificate of Designations of Series X Preferred Stock of the Corporation.

_______________________________________________________________________________________ Date to Effect Conversion
__________________________________________________________________ Number of shares of Series X Preferred Stock owned prior to Conversion
__________________________________________________________________ Number of shares of Series X Preferred Stock to be Converted
_______________________________________________________________________________________ Number of shares of Common Stock to be Issued

_______________________________________________________________________________________

Name of Holder

By:____________________________________________________________________________________

Name:___________________________________________________________________________________

Title:___________________________________________________________________________________